Exhibit 99.1

FOR IMMEDIATE RELEASE

Cloudastructure Announces Reverse Stock Split

Palo Alto, Calif. — July 28, 2026 — Cloudastructure, Inc. (Nasdaq: CSAI), a provider of AI-powered video surveillance, remote monitoring, and cloud-based security analytics, today announced that its stockholders have approved, and the Company intends to effect, a reverse stock split of its Class A Common Stock, par value $0.0001 per share (the “Common Stock”), at a ratio of 1-for-30, to become effective on July 31, 2026.

Following the reverse stock split, the Common Stock will continue to trade on the Nasdaq Capital Market under the symbol “CSAI,” with a new CUSIP number of 18912E306. No fractional shares will be issued in connection with the reverse stock split. Any fractional shares will be rounded up to the nearest whole share. Proportionate adjustments will be made to the number of shares of Common Stock issuable upon the exercise or conversion of the Company’s outstanding equity awards, warrants and other convertible securities, as well as to the applicable exercise or conversion prices.

The reverse stock split is intended to increase the per share trading price of the Common Stock in order to regain and maintain compliance with the $1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The Company’s transfer agent, Transfer Online, Inc., is acting as exchange agent for the reverse stock split. Stockholders holding shares in book-entry form or through a bank, broker or other nominee are not required to take any action in connection with the reverse stock split.

About Cloudastructure

Headquartered in Palo Alto, California, Cloudastructure’s patented, advanced, award-winning security platform utilizes a scalable cloud-based architecture that features cloud video surveillance with proprietary, state-of-the-art AI/ML analytics, and a seamless remote guarding solution. The combination enables enterprise businesses to achieve proactive, end-to-end security, and pairs that platform with an attractive value proposition that eschews proprietary hardware and offers contract-free, month-to-month pricing and unlimited 24/7 support. With Cloudastructure, companies can achieve unparalleled situational awareness in real time and thereby stop crime as it is happening, while simultaneously achieving up to a 75% lower Total Cost of Ownership than other systems. For more information, visit https://www.cloudastructure.com/.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may be considered forward-looking. Any forward-looking statement expressing an expectation or belief as to one or more future events is expressed in good faith and believed to be reasonable. However, these statements are not guarantees of future events and involve risks, uncertainties and other factors beyond our control including our ability to effect the reverse stock split on the expected terms and within the expected timeframe, whether the reverse stock split will have the intended effect of increasing the per share trading price of our Common Stock or enabling us to regain and maintain compliance with Nasdaq’s minimum bid price requirement, and general market and economic conditions. We caution you against relying on any of the forward-looking statements in this release, as actual outcomes and results may differ materially from what is expressed in any forward-looking statement. Except as required by applicable law, we do not intend to update any of the forward-looking statements to conform them to actual results or revised expectations.

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Media Contact

Kathleen Hannon, Sr. Communications Director

Cloudastructure, Inc.

704.574.3732

Kathleen@cloudastructure.com

Investor Contact

Valter Pinto, Managing Director

KCSA Strategic Communications

212.896.1254

Cloudastructure@KCSA.com

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